EXHIBIT 5

                                                                  CONFORMED COPY

                               Dated 18 July 2003




                        MILLICOM TELECOMMUNICATIONS S.A.

                                       and

                      MILLICOM INTERNATIONAL CELLULAR S.A.

                                       and

                             DEUTSCHE BANK AG LONDON





                             SUBSCRIPTION AGREEMENT




                                   relating to
                         SEK2,556,000,000 5.00 per cent.
    Fixed and Additional Guaranteed Rate Secured Mandatory Exchangeable Notes
                                    due 2006
                                    issued by
                        Millicom Telecommunications S.A.
                  exchangeable for Series B shares in Tele2 AB
                                and guaranteed by
                      Millicom International Cellular S.A.












                                   Linklaters

This Agreement is made on 18 July 2003 between:

(1) MILLICOM TELECOMMUNICATIONS S.A., a limited company incorporated in the Grand Duchy of Luxembourg, registered with the Register of Commerce and Companies in Luxembourg under number B 64899 and whose registered office is at 75, route de Longwy, L-8080 Luxembourg (the "Issuer");

(2) MILLICOM INTERNATIONAL CELLULAR S.A., a public limited company incorporated in the Grand Duchy of Luxembourg, registered with the Register of Commerce and Companies in Luxembourg under number B 40630 and whose registered office is at 75, route de Longwy, L-8080 Luxembourg (the "Guarantor); and

(3)      DEUTSCHE BANK AG LONDON ("Deutsche Bank").

WHEREAS:

(A) The parties to this Agreement wish to record the arrangements agreed between them in relation to an issue by the Issuer of SEK2,556,000,000
         5.00 per cent. Fixed and Additional Rate Guaranteed Secured Mandatory Exchangeable Notes due 2006 (the "Notes") guaranteed by the Guarantor, which expression where the context so admits shall include the temporary global note (the "Temporary Global Note") and the global note (the "Global Note") replacing the Temporary Global Note to be delivered in respect of them), in each case exchangeable for fully-paid Series B shares of nominal value SEK5 each of Tele2 AB (the "Shares"). The definitive Notes if required to be issued will be in bearer form in the denomination of SEK14,250 with coupons attached.

(B) The Notes will be constituted by a Trust Deed in the agreed form expected to be dated 7 August 2003 (the "Trust Deed") between the Issuer, the Guarantor and Deutsche Trustee Company Limited as trustee (the "Trustee") and will have the benefit of security contained in the Trust Deed over, inter alia, a stock lending agreement to be dated 7 August 2003 (the "Stock Lending Agreement"). Payments and other functions in respect of the Notes will be made or performed on behalf of the Issuer and the Guarantor by agents appointed under a paying and exchange agency agreement in the agreed form expected to be dated 7 August 2003 (the "Agency Agreement") between the Issuer, the Guarantor, the Trustee and the agents named therein (the "Agents"). The Notes will also have the benefit of a Calculation Agency Agreement to be dated 7 August 2003 between the Issuer, the Guarantor and the calculation agent named in it (the "Calculation Agency Agreement"). This Agreement, the Trust Deed, the Agency Agreement, the Calculation Agency Agreement and the Stock Lending Agreement are together referred to herein as the "Contracts". References in this Agreement to a document being in the agreed form shall be the form of such document signed by identification by Linklaters with such changes as may be approved by Deutsche Bank, the Issuer and the Guarantor.

1        Issue of the Notes and Publicity

1.1 Agreement to Issue Notes: Subject to the terms of this Agreement, the Issuer agrees to issue the Notes on 7 August 2003, or such other date as the Issuer, the Guarantor and Deutsche Bank may agree (the "Closing Date"), to Deutsche Bank or as it may direct, and the Guarantor agrees to guarantee all obligations of the Issuer in relation to the Notes.

1.2 Issue Price: The Notes will be issued at the Issue Price (as defined below), subject to the deduction of the commission referred to in

--------------------------------------------------------------------------------
                                       2

         Clause 9 and the expenses referred to in Clause 10. "Issue Price" means 100 per cent. of the aggregate principal amount of the Notes.

1.3 Offering Circular: The Issuer and the Guarantor undertake to prepare an offering circular by 5 August 2003 (the "Offering Circular") for use in connection with the issue of the Notes and hereby authorise Deutsche Bank to distribute copies of the Offering Circular in connection with the offering and sale of the Notes.

1.4 Publicity: Each of the Issuer and the Guarantor confirms the arrangements made on its behalf by Deutsche Bank for announcements in respect of the Notes to be published on such dates and in such newspapers or other publications as they may agree with Deutsche Bank.

2        Agreements by Deutsche Bank

2.1 Subscription: Deutsche Bank agrees to subscribe and pay for the aggregate principal amount of Notes on the Closing Date at the Issue Price and on the terms of this Agreement.

2.2 Restrictions: Deutsche Bank warrants and agrees that it has complied and will comply with the terms set out in the Schedule.

3        Stabilisation

         Deutsche Bank may, to the extent permitted by applicable laws over-allot and effect transactions in any over the counter market or otherwise in connection with the issue and distribution of the Notes with a view to supporting the market price of the Notes and/or the Shares at levels other than those which might otherwise prevail, but in doing so, it shall not act as agent of the Issuer or the Guarantor and any loss resulting from over-allotment or stabilisation will be borne, and any profit arising therefrom shall be retained, by Deutsche Bank. Deutsche Bank acknowledges that the Issuer has not authorised the issue of the Notes in an amount exceeding SEK2,556,000,000 principal amount.

4        Listing

4.1 Application for Listing: The Issuer confirms that it has authorised Deutsche Bank to make or cause to be made an application on its behalf for the Notes to be listed on the Luxembourg Stock Exchange (the "Stock Exchange"). In connection with such application, the Issuer agrees to deliver to the Stock Exchange copies of the Offering Circular, which shall comply with the rules of the Stock Exchange, and to take such other steps as may be required for the purpose of obtaining such listing.

4.2 Maintenance of Listing: The Issuer will use all reasonable endeavours to maintain the listing of the Notes on the Stock Exchange for as long as any Note is outstanding. If, however, it is unable to do so, having used such endeavours, or if the maintenance of such listing is unduly onerous, the Issuer will instead use all reasonable endeavours promptly to obtain and thereafter to maintain a listing for the Notes on such other stock exchange as the Issuer and the Guarantor may (after consultation with Deutsche Bank) decide.

5        Representations, Warranties and Indemnity

5.1 Representations and Warranties: The Issuer and the Guarantor, jointly and severally hereby represent and warrant to Deutsche Bank that:

--------------------------------------------------------------------------------
                                       3

         5.1.1 Incorporation: each of them is duly incorporated as a societe anonyme and validly existing under the laws of Luxembourg, each with full power and authority to own its assets and conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it other than where the failure to be so qualified would not have a material adverse effect on the Issuer or the Guarantor, as the case may be;

         5.1.2 Validity of Contracts: this Agreement has been duly authorised, executed and delivered by the Issuer and the Guarantor and constitutes, and the other Contracts to which each is a party have been duly authorised by the Issuer and the Guarantor (as the case may be) and on the Closing Date will constitute, valid and legally binding obligations of the Issuer and the Guarantor (as the case may be), enforceable against the Issuer and the Guarantor (as the case may be) in accordance with their terms subject to mandatory provisions of applicable law (including applicable bankruptcy, insolvency, reorganisation, rehabilitation, moratorium and similar laws affecting creditors' rights generally);

         5.1.3 Validity of the Notes: the Notes have been duly authorised by the Issuer and, when duly executed, authenticated, issued, delivered and paid for in accordance with the Contracts, will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms subject to mandatory provisions of applicable law (including applicable bankruptcy, insolvency, reorganisation, rehabilitation, moratorium and similar laws affecting creditors' rights generally);

         5.1.4 Validity of the Guarantee: the guarantee of the Guarantor to be contained in the Trust Deed (the "Guarantee") has been duly authorised by the Guarantor and, when the Trust Deed has been duly executed and delivered, will constitute valid and legally binding obligations of the Guarantor subject to mandatory provisions of applicable law (including applicable bankruptcy, insolvency, reorganisation, rehabilitation, moratorium and similar laws affecting creditors' rights generally);

         5.1.5 Consents: all consents, clearances, approvals, authorisations, orders, registrations or qualifications of or with any court or governmental agency or body required for the execution and delivery of the Contracts, the issue of the Notes, the giving of the Guarantee, the performance of the Issuer of the terms of the Notes (including their exchange for Shares pursuant to the Conditions) and the Contracts and the consummation of the other transactions herein and therein contemplated have been obtained and are in full force and effect and are not subject to any conditions which are required to be satisfied prior to the date hereof and have not been satisfied and no action or thing is required to be taken, fulfilled or done in relation to the same;

         5.1.6 Exchange Property: When the Notes are exchanged for the Shares pursuant to the Conditions, such Shares will be validly issued, paid-up and freely transferable;

         5.1.7 Conduct of Business: each of the Issuer and the Guarantor (i) are in compliance with any and all applicable national, state, provincial and local laws and regulations required to conduct their respective businesses in each jurisdiction in which such businesses are conducted, (ii) have received all permits, licences or other approvals required of them under applicable national, state, provincial and local laws and regulations required to conduct their respective businesses in each

--------------------------------------------------------------------------------
                                       3
                  jurisdiction in which such businesses are conducted and (iii) are in compliance with all terms and conditions of any such permit, licence or approval, except in each case where such non-compliance, failure to receive required permits, licences or other approvals or failure to comply with the terms and conditions of such permits, licences or approvals would not, singly or in the aggregate, have a material adverse effect on the Issuer, the Guarantor or the Guarantor and its subsidiaries taken as a whole (the "Guarantor Group");

         5.1.8 Compliance: the execution and delivery of the Contracts, the issue of the Notes, the giving of the Guarantee, the carrying out of the other transactions contemplated by the Contracts and the Notes (including the mandatory exchange of the Notes for the Shares) to be carried out by it and compliance with their terms do not and will not (a) require the consent, approval, authorisation, registration or qualification of or with any governmental authority or (b) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the articles of association of the Issuer or the Guarantor, as the case may be, or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer or the Guarantor is a party or by which either of them or any of their respective properties is bound, or (c) infringe any currently existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer, the Guarantor or any of their respective properties or assets;

         5.1.9 Offering Circular: (i) the Offering Circular will as at its date contain all information with respect to the Issuer, the Guarantor, the Guarantor Group, the Notes and to the Guarantee which is material in the context of the issue and offering of the Notes and information which, according to the particular nature of the Issuer, the Guarantor, the Guarantor Group, the Notes and the Guarantee, is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer and the Guarantor and of the rights attaching to the Notes and to the Guarantee, (ii) all statements of fact to be contained in the Offering Circular relating to the Issuer, the Guarantor, the Guarantor Group, the Guarantee and the Notes will on its date of publication be, in every material particular, true and accurate and not misleading, (iii) all statements of opinion, intention or expectation to be contained in the Offering Circular will as of its date of publication be truly and honestly held and will be made after due and careful consideration of all relevant circumstances and will be based on reasonable assumptions, (iv) the information included in the Offering Circular with respect to Tele2 AB and the Shares consists of accurate extracts from, or summaries of, information which has been released publicly by Tele2 AB, (v) no other facts will be omitted from the Offering Circular if such omission would make any statement in the Offering Circular, as of its date of publication, misleading in any material respect, (vi) all reasonable enquiries will be made by the Issuer and the Guarantor to ascertain such facts and to verify the accuracy of all such information and statements and
                  (vii) the Offering Circular as of its date of publication will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, misleading;

         5.1.10 Financial Statements - Guarantor: (i) the audited consolidated financial statements of the Guarantor and its consolidated subsidiaries taken as a whole

--------------------------------------------------------------------------------
                                       4

                  (the "Guarantor's Consolidated Group") as at and for the three years ended 31 December 2002 and the unaudited consolidated financial statements for the three months ended 31 March 2003 were prepared in accordance with International Standards on Auditing consistently applied, give a true and fair view of the financial position of the Guarantor and the Guarantor's Consolidated Group as at the relevant dates, and the results of operations and changes in financial position of the Guarantor and the Guarantor's Consolidated Group for the periods in respect of which they have been prepared, and (ii) since 31 December 2002 there has been no change (nor any development or event involving a prospective change) which is materially adverse to the condition (financial or other), management, earnings, property, business affairs or business prospects, net worth or results of operations of the Guarantor or of the Guarantor's Consolidated Group respectively other than as disclosed in information which has been released publicly by the Guarantor;

         5.1.11 Financial Statements - Issuer: (i) the audited consolidated financial statements of the Issuer and its consolidated subsidiaries taken as a whole (the "Issuer's Consolidated Group") as at and for the three years ended 31 December 2002 and the unaudited consolidated financial statements for the three months ended 31 March 2003 were prepared in accordance with International Standards on Auditing consistently applied, give a true and fair view of the financial position of the Issuer and the Issuer's Consolidated Group as at the relevant dates, and the results of operations and changes in financial position of the Guarantor and the Issuer's Consolidated Group for the periods in respect of which they have been prepared, and (ii) since 31 December 2002 there has been no change (nor any development or event involving a prospective change) which is materially adverse to the condition (financial or other), management, earnings, property, business affairs or business prospects, net worth or results of operations of the Issuer or of the Issuer's Consolidated Group respectively other than as disclosed in information which has been released publicly by the Issuer;

         5.1.12 Tele2 AB: to the best of the knowledge and belief of each of the Issuer and the Guarantor in the context of the issue and offering of the Notes, (i) the Relevant Information is in every particular true and accurate in all material respects and not misleading and (ii) since 31 December 2002, save as may be disclosed in the Relevant Information, there has been no change (nor any development or event involving a prospective change) which is materially adverse to the condition (financial or other), results of operations or general affairs of Tele2 AB. For the purposes of this Clause 5.1.12, "Relevant Information" means in respect of Tele2 AB, the Form 20-F filed by Tele2 AB on 27 June 2003 with the U.S. Securities and Exchange Commission (the "SEC") with respect to the fiscal year ended 31 December 2002 and any report filed by Tele2 AB with the SEC since that date.

         5.1.13 Litigation: there are no pending actions, suits or proceedings against or affecting the Issuer or the Guarantor or any of their respective properties which, if determined adversely to the Issuer or the Guarantor, could individually or in the aggregate have a material adverse effect on the condition (financial or other), management, earnings, property, business affairs or business prospects, net worth or results of operations or the general affairs of the Issuer or the Guarantor or the Guarantor Group as a whole or on the ability of the Issuer or the Guarantor to perform its obligations under the Contracts, the Notes or the Guarantee or which

--------------------------------------------------------------------------------
                                        5
                  are otherwise material in the context of the issue of the Notes and, to the best of the Issuer's and the Guarantor's knowledge, no such actions, suits or proceedings are threatened or contemplated;

         5.1.14 Events of Default: no event has occurred or circumstance arisen in relation to the Issuer or the Guarantor which, had the Notes already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an "Event of Default" as to be defined in the conditions of the Notes (the "Conditions");

         5.1.15 Non-public Information: none of the Issuer, the Guarantor and their directors or officers are aware of any fact or circumstance in relation to the Guarantor Group or in relation to Tele2 AB that would be expected to have a material effect upon the market price of the Notes, the Issuer, the Guarantor or the Guarantor Group, the Shares or Tele2 AB, other than any fact or circumstance which has been disclosed to the Stock Exchange or the Stockholm Stock Exchange, as the case may be, in accordance with the rules of the Stock Exchange or the Stockholm Stock Exchange, as the case may be, prior to the date of this Agreement;

         5.1.16 U.S. Market Interest: each of the Issuer and the Guarantor is a "foreign issuer" (as such term is defined in Regulation S under the U.S. Securities Act of 1933 (the "Securities Act")) which reasonably believes that there is no "substantial U.S. market interest" (as such term is defined in Regulation S under the Securities Act ("Regulation S")) in the Issuer or the Guarantor's debt securities or in the Shares or any securities of the same class as the Shares;

         5.1.17 Directed Selling Efforts: neither the Issuer nor the Guarantor nor any of their respective affiliates (as defined in Rule 405 under the Securities Act), nor any person (other than Deutsche Bank) acting on its or their behalf has engaged in any "directed selling efforts" (as defined in Regulation
                  S) with respect to the Notes or the Shares;

         5.1.18 Stabilisation: neither the Issuer nor the Guarantor nor any of their respective affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Notes in violation of applicable laws;

         5.1.19 Offering Restrictions: the Issuer and the Guarantor have complied with the necessary "offering restrictions" (as such term is defined in Regulation S); and

         5.1.20 Stabilising Guidance and Safe Harbour: the Issuer has been informed of the existence of the FSA stabilising guidance contained in Section MAR 2, Ann 2G of the FSA Handbook (the handbook of rules and guidance issued by the Financial Services Authority) and has not taken or omitted to take any action and will not take any action or omit to take any action (such as issuing any press release relating to the Notes or the Shares without the FSA/Stabilisation legend) which may result in the loss by Deutsche Bank of the ability to rely on any stabilisation safe harbour provided by the Financial Services Authority under the Financial Services and Markets Act 2000 (the "FSMA").


--------------------------------------------------------------------------------
                                       6

         5.1.21 Market Manipulation: neither the Issuer nor the Guarantor nor any of their respective subsidiaries has undertaken or will undertake, directly or indirectly, any activities which would have, or which would reasonably result in or would constitute an illegal adjustment to the price of a manipulation of the price of any transferable securities issued by the Issuer or Tele2 AB.

5.2 Indemnity: The Issuer and the Guarantor hereby jointly and severally undertake to Deutsche Bank that if Deutsche Bank or any of its affiliates or controlling persons (as defined in the Securities Act) or any of its directors, officers, employees or agents (each a "Relevant Party") incurs any loss, liability, damages, cost, charge, expense (including legal fees and costs and expenses (a "Loss") by reason of or in connection with (i) any breach, or alleged breach by the Issuer and/or the Guarantor, of the representations, warranties or obligations of the Issuer and the Guarantor, as the case may be, under this Agreement; or (ii) the Offering Circular containing, or being alleged to contain, any untrue statement of a material fact or omitting, or being alleged to omit, a fact necessary to make any statement therein, in the light of the circumstances under which it was made, not misleading, the Issuer or the Guarantor shall pay to Deutsche Bank on demand an amount equal to such Loss. Neither the Issuer nor the Guarantor shall be liable in respect of any settlement of any such action effected without its consent.

6        Covenants

6.1      The Issuer and the Guarantor agree with Deutsche Bank as follows:

         6.1.1 Preparation and delivery of Offering Circular: the Issuer and the Guarantor will prepare and deliver, without charge, to Deutsche Bank at least three days prior to the Closing Date and thereafter from time to time as requested, such numbers of copies of the Offering Circular as Deutsche Bank may reasonably request, and the Issuer or the Guarantor will deliver to Deutsche Bank at least three days prior to the Closing Date three copies of the Offering Circular signed by a duly authorised officer of the Issuer; the Offering Circular shall be in a form which complies with the rules of the Stock Exchange;

         6.1.2 Amendment to Offering Circular: if at any time prior to the later of the completion (in the determination of Deutsche
                  Bank) of the distribution of the Notes or the date 90 days after the Closing Date, any event shall have occurred as a result of which the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it shall be necessary to amend or supplement the Offering Circular, the Issuer and the Guarantor will immediately notify Deutsche Bank, and, upon request from Deutsche Bank, will promptly prepare and furnish without charge as many copies as Deutsche Bank may, from time to time, reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission and shall comply with the rules of the Stock Exchange, but neither Deutsche Bank's consent to nor the delivery of any such amended Offering Circular or supplement to the Offering Circular shall constitute a waiver of any of the provisions hereof;

         6.1.3    Warranties: without prejudice to its obligations under Clause
                  6.1.2 above, the Issuer and the Guarantor will notify Deutsche Bank promptly upon becoming aware

--------------------------------------------------------------------------------
                                       7
                  of any event or development making untrue or incorrect in any material respect, any of its representations, warranties, agreements or indemnities herein contained at any time prior to payment of the net purchase moneys being made on the Closing Date and take such steps as may be reasonably requested by Deutsche Bank to remedy and/or publicise the same;

         6.1.4 Taxes: the Issuer (failing whom the Guarantor) will pay (i) any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties, payable on or in connection with the issue, subscription and sale of the Notes by the Issuer; and (ii) in addition to any amount payable by it under this Agreement, any value added, turnover or similar tax payable in respect of that amount or any other amount payable by the Issuer (failing whom the Guarantor) under this Agreement (and references in this Agreement to any such amount shall be deemed to include any such taxes so payable in addition to it);

         6.1.5 Announcements: between the date hereof and the date 30 days following the Closing Date (both dates inclusive), the Issuer (failing whom the Guarantor) will (unless prevented by applicable law or regulation), and will cause any subsidiary and all other parties acting on its or any of their behalf to, notify and consult with Deutsche Bank at least 48 hours prior to issuing any announcement concerning or which could be material in the context of the issue, offering and distribution of the Notes;

         6.1.6 Directed Selling Efforts: neither the Issuer nor the Guarantor, nor any of their respective affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on any of their behalf will engage in any "directed selling efforts" (as defined in Regulation S) with respect to the Notes or the Shares to be delivered upon exchange of the Notes; and

         6.1.7 Compliance: it will comply with and use its best endeavours to obtain, and maintain in force, all approvals, authorisations and consents which are necessary for the Issuer or the Guarantor, as the case may be, to comply with its obligations under the Contracts and the Notes.

7        Conditions Precedent

7.1 The obligations of Deutsche Bank to subscribe and pay for the Notes on the Closing Date are conditional upon:

         7.1.1 Other Contacts: the execution on or before the Closing Date of the other Contracts by the respective parties thereto;

         7.1.2 Listing: the Stock Exchange having agreed to list the Notes on the Closing Date, subject only to the issue of the Notes to be issued on such date, or Deutsche Bank being satisfied that such listing will be granted shortly after the Closing Date;

         7.1.3 Auditors' Letters: on the date of the Offering Circular and on the Closing Date, there having been delivered to Deutsche Bank a letter, in each case in the agreed form, dated the date of the Offering Circular and the Closing Date respectively, and addressed to Deutsche Bank, from PricewaterhouseCoopers Sarl, the auditors to the Issuer and to the Guarantor;

         7.1.4 Compliance: on the Closing Date (a) the representations and warranties of the Issuer and the Guarantor in this Agreement being true, accurate and correct at,

--------------------------------------------------------------------------------
                                       8
                  and as if made on, the Closing Date and (b) the Issuer and the Guarantor having performed all of its obligations under this Agreement to be performed on or before the Closing Date and there having been delivered to Deutsche Bank a certificate, dated the Closing Date, signed by a duly authorised officer of the Issuer and of the Guarantor, to such effect; and

         7.1.5 Legal Opinions: on or before the Closing Date there having been delivered to Deutsche Bank opinions, in form and substance reasonably satisfactory to Deutsche Bank, dated the Closing Date of:

                  (i) Linklaters Loesch, legal advisers to the Issuer and to the Guarantor as to Luxembourg law; and

                  (ii) Linklaters, legal advisers to Deutsche Bank and the Trustee as to English law;

                  and such other documents, opinions and certificates as Deutsche Bank may reasonably require.

7.2 Waiver: Deutsche Bank may, at its discretion and upon such terms as it thinks fit, waive compliance with the whole or any part of this Clause 7 other than Clause 7.1.1.

8        Closing

8.1 Issue of Notes: At 15.00 hours (London time) (or such other time as may be agreed between Deutsche Bank and the Issuer) on the Closing Date, the Issuer will issue and deliver to Deutsche Bank or its order in such place as Deutsche Bank may reasonably require the Temporary Global Note duly executed and authenticated and to be held by or to the order of a common depositary (the "Common Depositary") for Euroclear Bank S.A./N.V., as operator of the Euroclear system and Clearstream Banking, societe anonyme.

8.2 Payment: Against such issue and delivery, Deutsche Bank will pay or cause to be paid to the Issuer the net subscription moneys for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price less the combined management, selling and underwriting commission referred to in Clause 9 in respect of the Notes and any amounts payable under Clause 10). Such payment shall be made in Swedish kronor in immediately available funds to such Swedish kronor account in Stockholm as shall be notified by the Issuer to Deutsche Bank not later than three business days prior to the Closing Date, evidence of such payment taking the form of a confirmation from the Common Depositary that it has made the relevant payment to the Issuer.

9        Commission and Concession

         The Issuer (failing whom the Guarantor) agrees to pay to Deutsche Bank a combined management, selling and underwriting commission of 2.75 per cent of the aggregate principal amount of the Notes. Such commission shall be deducted from the subscription moneys for the Notes as provided in Clause 8.


--------------------------------------------------------------------------------
                                       9

10       Expenses

         The Issuer, failing whom the Guarantor, has agreed to pay upon closing certain expenses in connection with the issue of the Notes, such sum as is set out in a separate agreement between Deutsche Bank, the Issuer and the Guarantor.

11       Termination

         11.1 Deutsche Bank's Ability to Terminate: Notwithstanding anything contained in this Agreement, Deutsche Bank may by notice to the Issuer and the Guarantor given at any time prior to payment of the net subscription moneys for the Notes terminate this Agreement in any of the following circumstances:

         11.1.1 if there shall have come to the notice of Deutsche Bank a material breach of, or any event rendering untrue or incorrect in any material respect any of the representations and warranties made pursuant to Clause 5.1 or any failure by the Issuer or the Guarantor to perform any of its undertakings or agreements in this Agreement;

         11.1.2 if any of the conditions specified in Clause 7 has not been satisfied or waived by Deutsche Bank on or before the Closing Date;

         11.1.3 if any of the following has occurred: (i) any material adverse change or any development involving a prospective material adverse change in or affecting the condition, financial or otherwise of the Issuer or the Guarantor or the Guarantor Group or the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Issuer or the Guarantor or the Guarantor Group, whether or not arising in the ordinary course of business, (ii) any outbreak or escalation of hostilities or declaration of war or national emergency or other national or international calamity or crisis or change in economic or political conditions if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of the European Union, Luxembourg, the Kingdom of Sweden or the United States would, in the judgment of Deutsche Bank, make it impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes, or (iii) any suspension of trading in securities generally on the Stock Exchange or on the New York Stock Exchange or limitation on prices (other than limitations on hours or numbers of days of trading) for securities on any such exchange, (iv) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other governmental authority which in the opinion of Deutsche Bank materially and adversely affects or may materially and adversely affect the business or operations of the Issuer or the Guarantor or the Guarantor Group, (v) the declaration of a banking moratorium by the European Union, Luxembourg, the Kingdom of Sweden or the United States or New York State authorities, (vi) any downgrading, or placement on any watch list for possible downgrading, in the rating of the Issuer's debt securities by any nationally recognised statistical rating organisation; (vii) the suspension of trading of the Guarantor's securities on any exchange or over-the-counter market or any governmental authority or,
                  (viii) the taking of any action by any governmental body or agency in respect of its monetary or fiscal affairs which in the reasonable opinion of Deutsche Bank has a material adverse effect on the securities markets in the European Union, Luxembourg, the Kingdom of Sweden or the United States.


--------------------------------------------------------------------------------
                                       10

11.2     Consequences of Termination:

         Upon such notice being given on or prior to the Closing Date, this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that the Issuer (failing whom the Guarantor) shall remain liable under Clause 10 and Clause 11.3 and the respective obligations of the parties pursuant to Clause 12 which would have continued had the arrangements for the subscription and issue of the Notes been completed, shall continue.

11.3 Expenses on Termination: In the event that this Agreement is terminated prior to the issue of the Notes the Issuer (failing whom the Guarantor) shall, upon demand, reimburse Deutsche Bank for all out-of-pocket expenses (including fees and disbursements of legal counsel) that shall have been incurred by Deutsche Bank in connection with the proposed issue and sale of the Notes.

12       Survival of Representations and Obligations

         The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite completion of the arrangements for the subscription and issue of the Notes or any investigation made by or on behalf of Deutsche Bank.

13       Communications

         Addresses: Any communication shall be given by letter, fax or telephone in the case of notices to the Issuer as follows:

         Millicom Telecommunications S.A.
         75 Route de Longwy
         L-8080 Bertrange
         Luxembourg

         Fax no.: + 352 27 759 359
         Attention: Chief Financial Officer

         and in the case of notices to the Guarantor, to it at:

         Millicom International Cellular S.A.
         75 Route de Longwy
         L-8080 Bertrange
         Luxembourg

         Fax no:    + 352 27 759 359
         Attention: Chief Financial Officer

         with a copy to:

         Banque Invik Sa 7
         Avenue J.P. Pescatore
         PO Box 285
         L-2012 Luxembourg
         Attention: Head of Corporate Finance



--------------------------------------------------------------------------------
                                       11
         and in the case of notices from the Issuer or the Guarantor, to Deutsche Bank at:

         Winchester House
         1 Great Winchester Street
         London EC2N 2DB

         Telephone no: +44 207 545 6304
         Fax no:       +44 207 545 6301
         Attention:    Marcus LeGrice

13.1 Effectiveness: Any such communication shall take effect, in the case of a letter, at the time of delivery or, in the case of fax, at the time of despatch or, in the case of telephone, when made.

13.2 Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

14       Contracts (Rights of Third Parties) Act 1999

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15       Governing Law and Jurisdiction

15.1 Governing law: This Agreement shall be governed by and construed in accordance with English law.

15.2 Jurisdiction: The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts. Each of the Issuer and the Guarantor irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions are made for the benefit of Deutsche Bank and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

15.3 Agent for Service of Process: Each of the Issuer and the Guarantor irrevocably appoints Metro International UK Limited, at its registered office for the time being (being at the date hereof at 3rd Floor, Interpark House, 7 Down Street, London W1J 7AJ) as its authorised agent for service of process in England. If for any reason such agent shall cease to be such agent for service of process, the Issuer and the Guarantor shall forthwith, on request of Deutsche Bank, appoint a new agent for service of process in England and deliver a copy of the new agent's acceptance of that appointment within 30 days. Nothing in this Agreement shall affect that right to serve process in any other manner permitted by law.



--------------------------------------------------------------------------------
                                       12

                                    SCHEDULE

                              SELLING RESTRICTIONS


1 General: No action has been or will be taken in any jurisdiction by Deutsche Bank or the Issuer, that would permit a public offering of the Notes or possession or distribution of the Offering Circular or any other offering or publicity material relating to the Notes in any country or jurisdiction where action for that purpose is required. Deutsche Bank will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes the Offering Circular or any such other material, in all cases at its own expense. It will also ensure that no obligations are imposed on the Issuer or the Guarantor in any such jurisdiction as a result of any of the foregoing actions. Neither the Issuer nor the Guarantor will have any responsibility for obtaining, and Deutsche Bank will obtain, any consent, approval or permission required by Deutsche Bank for, the acquisition, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any acquisition, offer, sale or delivery. Deutsche Bank is not authorised to make any representation or use any information in connection with the issue, subscription and sale of the Notes other than as contained in the Offering Circular or any amendment or supplement thereto.

2 United States: The Notes, the Guarantee and the Shares to be delivered upon exchange of the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Deutsche Bank represents that it has offered and sold the Notes, and agrees that it will offer and sell the Notes and the Shares to be delivered upon exchange of the Notes (i) as part of their distribution at any time and
         (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, neither it, its affiliates, nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes and the Shares to be delivered upon exchange of the Notes, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Deutsche Bank agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes or Shares to be delivered upon exchange of the Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

                 "The securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, except in either case in accordance with Regulation S under the Securities Act ("Regulation S"). Terms used above have the meanings given to them by Regulation S."

         Terms used in this paragraph have the meanings given to them by Regulation S.

         In addition:

2.1      except to the extent permitted under U.S. Treas.
         Reg.ss.1.163-5(c)(2)(i)(D) (the "D Rules"), Deutsche Bank (a) represents that it has not offered or sold, and agrees that during a 40-


--------------------------------------------------------------------------------
                                       13
         day restricted period it will not offer or sell, Notes to a person who is within the United States or its possessions or to a United States person, and (b) represents that it has not delivered and agrees that it will not deliver within the United States or its possessions definitive Notes that are sold during the restricted period

2.2 Deutsche Bank represents that it has and agrees that throughout the restricted period it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules

2.3 if it is a United States person, Deutsche Bank represents that it is acquiring the Notes for purposes of resale in connection with their original issue and if it retains Notes for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg.ss.1.163-5(c)(2)(i)(D)(6) and

2.4 with respect to each affiliate that acquires from it Notes for the purpose of offering or selling such Notes during the restricted period, Deutsche Bank either (a) repeats and confirms the representations and agreements contained in paragraphs 2.1, 2.2 and 2.3 on its behalf or
         (b) agrees that it will obtain from such affiliate for the benefit of the Issuer the representations and agreements contained in paragraphs 2.1, 2.2 and 2.3.

         Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986 and regulations thereunder, including the D Rules.

3        United Kingdom: Deutsche Bank represents, warrants and agrees that:

3.1 it has not offered or sold and, prior to the expiry of a period of six months from the Closing Date, will not offer or sell any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995

3.2 it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor and

3.3 it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

4        Luxembourg

         Deutsche Bank warrants, represents and undertakes to the Issuer and the Guarantor that it has not and will not make any public offering of or sell any Notes or distribute any offering materials relating to the Notes in Luxembourg in circumstances that would constitute a public offering unless all the relevant legal and regulatory requirements of Luxembourg law concerning public offerings of securities in the Grand Duchy of Luxembourg have been complied with. In particular, this offer has not been made and may not be announced to the public and offering materials may not be made available to the public in or out of Luxembourg. Deutsche Bank acknowledges that a listing on the Luxembourg Stock Exchange of the Notes does not necessarily imply that a public offering in Luxembourg has been authorised.



--------------------------------------------------------------------------------
                                       14

         This Agreement has been entered into on the date stated at the beginning.

         MILLICOM TELECOMMUNICATIONS S.A.

         By:      JOHN RATCLIFFE   MARC BEULS

         Name:

         Title:   DIRECTOR         DIRECTOR



         MILLICOM INTERNATIONAL CELLULAR S.A.

         By:      JOHN RATCLIFFE   MARC BEULS

         Name:

         Title:   DIRECTOR         DIRECTOR



         DEUTSCHE BANK AG LONDON

         By:      MARCUS LEGRICE

         Name:

         Title:   MANAGING DIRECTOR, ECM








--------------------------------------------------------------------------------
                                       15